Exhibit 99.1




UNITED ROAD SERVICES INC. ACQUIRES AUCTION TRANSPORT, INC.

Albany, NY, January 16, 2002/PR Newswire/ -- United Road Services Inc. (OTCBB:
URSI), a leading provider of national transport and regional towing and recovery services, today announced it has acquired the stock of Auction Transport, Inc. ("ATI"), formerly a subsidiary of Manheim Services Corporation. ATI provides automobile transport services to various Manheim Auction, Inc. ("Manheim") auction locations and on a for hire basis. Manheim, a subsidiary of Cox Enterprises, is the largest wholesale auto auction company in the world, operating more than 115 auction facilities worldwide.

ATI, headquartered in Lee's Summit, Missouri, had revenue of approximately $42.5 million in 2001. ATI currently operates a fleet of approximately 185 units as well as providing integrated vehicle logistics management.

Gerald Riordan, Chief Executive Officer of the Company commented, "We are very excited about the acquisition of Auction Transport, Inc. and are pleased to broaden our relationship with Manheim Auction, Inc. With this acquisition, we have enhanced the service capacity of our national transport network, expanded our relationship with a well-established customer and obtained an exciting growth opportunity. We continue to seek ways to improve our overall operations and this strategic acquisition is another important step in achieving United Road's successful turnaround."

Formed in July 1997, United Road Services has a network of 29 divisions in 20 states. The Company's broad range of services includes towing, impounding and storing motor vehicles, conducting lien sales and auctions of abandoned vehicles and transporting new and used vehicles and heavy construction equipment. More information on United Road Services may be obtained from the Company's web site at www.unitedroad.com.

This release contains forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.

For additional information, contact Investor Relations at (518) 446-0140.